Exhibit 19.1

TARGA RESOURCES CORP.
INSIDER TRADING POLICY

(Adopted December 1, 2010, as amended April 11, 2024)

This Insider Trading Policy (this “Policy”) provides guidance to employees, officers and directors of Targa Resources Corp. (the “Company”) with respect to transactions in the securities of the Company. You should read this Policy carefully, ask questions of the Company’s Insider Trading Compliance Officer listed in Article VIII below, and promptly sign and return the attached Certification acknowledging receipt of and compliance with this Policy to:

Targa Resources Corp.
811 Louisiana, Suite 2100
Houston, TX 77002
Attention: Senior Vice President – Human Resources

APPLICABILITY OF THIS POLICY

This Policy applies to all transactions in the Company’s securities, including common stock, options to buy or sell common stock or any other securities the Company may issue from time to time, such as warrants, convertible securities and debt securities, as well as to derivative securities relating to the Company’s common stock, whether or not issued by the Company, such as exchange-traded options, and the securities of Company subsidiaries, including the debt securities of Targa Resources Partners LP (collectively, “Company Securities”). This Policy applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees. As used herein, the term “employee” includes all employees of the Company, Targa Resources LLC, and any other subsidiary of the Company. This group of people are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information (as defined in Article III) regarding the Company from any Insider.

Any person who is aware of Material Nonpublic Information regarding the Company, including any director, officer, or employee after his or her employment or service relationship with the Company is terminated, is an Insider for so long as the information is not publicly available or known. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.

I.
INTRODUCTION

It is generally illegal for Insiders, either personally or on behalf of others, to trade in Company Securities on the basis of Material Nonpublic Information. It is also generally illegal for Insiders to communicate, or “tip,” Material Nonpublic Information to others who may trade in Company Securities on the basis of such Material Nonpublic Information. These activities are commonly referred to as “Insider Trading.”

II.
GENERAL POLICY

This Policy prohibits you from transacting in or tipping others who may trade in Company Securities while aware of Material Nonpublic Information about the Company. You are also prohibited from transacting in, or tipping others who may trade in, the securities of other publicly-traded companies under the circumstances described below.

A.
Transacting on Material Nonpublic Information.

No Insider of the Company, and no Related Person (as defined below) of any such person, shall engage in any transaction in Company Securities, including making any offer to purchase, making any offer to sell, or giving any gift of Company Securities, during any period commencing with the date that he or she is aware of Material Nonpublic Information concerning the Company and ending at the beginning of the third Trading Day (as defined below) following the date of public disclosure of such Material Nonpublic Information, or at such time as such information is no longer material. As used in this Policy, with respect to any person, a “Related Person” includes any Family Member, partnership in which the Insider is a general partner, trust of which the Insider is a trustee, and estates of which the Insider is an executor. As used in this Policy, with respect to any person, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Insider, who shares the same household as the Insider or who does not live in the same household as the Insider but whose transactions in Company Securities are directed by or subject to the control of the Insider. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges, the New York Stock Exchange, or the Over-The-Counter Bulletin Board Quotation System are open for trading. A “Trading Day” begins at the time trading begins on such day.

B.
Tipping Others of Material Nonpublic Information.

No Insider shall disclose or tip Material Nonpublic Information to any other person (including Related Persons) where such Material Nonpublic Information may be used by the other person to his or her profit by trading in Company Securities, nor shall an Insider make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities. Insiders are not authorized to recommend the purchase or sale of Company Securities to any other person (other than Related Persons) whether or not such Insiders are aware of Material Nonpublic Information.

C. Confidentiality of Material Nonpublic Information.

Material Nonpublic Information relating to the Company is the property of the Company, and the unauthorized disclosure of such Material Nonpublic Information is prohibited. If any Insider of the Company receives any inquiry from outside the Company, such as a securities analyst, for information (particularly financial results or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of such information to the investing public, securities analysts, and others in compliance with applicable laws and regulations.

D. Applicability of Policy to Transactions in Securities of Other Publicly-Traded Companies

This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other publicly-traded companies, including the Company’s customers, joint-venture or strategic partners, and vendors or suppliers (collectively, “business partners”), when Material Nonpublic Information is provided to the Company confidentially and you obtain it in the course of your employment with the Company. Civil and criminal penalties and termination of employment may result from trading on insider information regarding business partners in such circumstances. Please read Section VII below for a discussion of the potential consequences of Insider Trading. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to Material Nonpublic Information related directly to the Company.

III.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION

“Material Nonpublic Information” is information that is both “Material” and “Nonpublic” as described in this Article III.

A. What information is “Material”?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding a Company Security. Information that is likely to affect the price of Company Securities is almost always material. It is also important to remember that either positive or negative information may be material.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Examples of such information include:

Targa Resources

Insider Trading Policy

(April 11, 2024)

·
Financial results (quarterly, annual, or otherwise)
·
Projections of future earnings or losses
·
Significant regulatory developments
·
News of a pending or proposed merger
·
News of the disposition of a subsidiary or significant assets
·
Acquisitions
·
Impending bankruptcy or financial liquidity problems
·
Gain or loss of a substantial customer or supplier
·
Changes in distribution or dividend policy
·
New contract announcements of a significant nature
·
Significant pricing changes
·
Common stock splits
·
New equity or debt offerings
·
Planned sales of common stock by affiliates
·
Significant litigation exposure due to actual or threatened litigation
·
Significant corporate events, including material cyber, data, or personnel matters
·
Major personnel changes, particularly departures of directors or senior management
·
Changes in the Company’s credit ratings

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed.

B. What information is “Nonpublic”?

Information is “nonpublic” if it has not been previously disclosed by the Company to the general public and is otherwise not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public, and the investing public must have had time to absorb the information fully.

IV.
TRANSACTION REQUIREMENTS

A. Blackout Period (only applicable to directors, officers, and certain employees).

All directors, executive officers, and any other employees identified and notified by the Company (the “Window Group”) are prohibited from transacting in Company Securities during the period beginning at the close of market on the twenty fifth (25th) calendar day prior to the end of each fiscal quarter or year and ending at the beginning of the third business day following the date of public disclosure of the financial results for that fiscal quarter (the “Blackout Period”). Employees who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.

From time to time, the Company may also prohibit some or all of the Window Group or additional employees from transacting in Company Securities because of developments known to the Company and not yet disclosed to the public. In such event, that group may not engage in any transaction involving Company Securities during such period and should not disclose to others the fact of such suspension of transacting.

Targa Resources

Insider Trading Policy

(April 11, 2024)

Transacting in Company Securities outside of the Blackout Period should not be considered a “safe harbor,” and no Insider who possesses Material Nonpublic Information about the Company should transact in Company Securities until at least two full Trading Days after the Company has made the information public or it ceases to be material.

B. Preclearance of Transactions With Insider Trading Compliance Officer.

The Company has determined that all directors, executive officers, and any other employees identified and notified by the Company (the “Preclearance Group”) must not transact in Company Securities, even outside of a Blackout Period, without first complying with the Company’s “preclearance” process. Each member of the Preclearance Group should contact the Company’s Insider Trading Compliance Officer prior to commencing any transaction in Company Securities. Preclearance Group members must obtain written clearance from the Company’s Insider Trading Compliance Officer; oral preclearance is not sufficient. After the Preclearance Group member receives permission to engage in a transaction, he or she must complete the transaction within five Trading Days (or such other period as is designated at the time of the request for permission) or make a new request for clearance. The Insider Trading Compliance Officer will consult as necessary with senior management of the Company before clearing any proposed transaction. The Insider Trading Compliance Officer may refuse to permit any transaction in his or her sole discretion and shall not be liable for a delay in processing a preclearance request or a refusal to approve such a request.

Please note that clearance of a proposed transaction by the Company’s Insider Trading Compliance Officer does not constitute legal advice or otherwise acknowledge that a member of the Preclearance Group does not possess Material Nonpublic Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material Nonpublic Information.

C. Individual Responsibility.

Every Insider of the Company is responsible for complying with this Policy and ensuring his or her Related Persons’ comply with this Policy.

V.
EXCEPTIONS

The exceptions to this Policy (including the Blackout Periods described in Section IV, Subsection A) are as follows:

A.
Award payouts by the Company under any equity-based compensation plans.
B.
The exercise of share withholding pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements.
C.
Transactions made pursuant to a validly adopted “Rule 10b5-1 Plan.” You must obtain authorization from the Insider Trading Compliance Officer before entering into, modifying or terminating a Rule 10b5-1 Plan. Additionally, directors and executive officers of the Company must obtain authorization from the Chief Financial Officer before entering into, modifying or terminating a Rule 10b5-1 Plan (or by the Chief Executive Officer if the person engaging in the transaction is the Chief Financial Officer).
D.
Any transaction specifically approved in writing in advance by the Insider Trading Compliance Offer (or by the Chief Executive Officer if the person engaging in the transaction is the Insider Trading Compliance Officer).
VI.
PROHIBITED TRANSACTIONS

It is the Company’s policy that certain Insiders may not engage in any of the following transactions:

A.
Purchases of Company Common Stock on Margin.

Targa Resources

Insider Trading Policy

(April 11, 2024)

Any common stock of the Company purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common stock on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited for all Insiders.

B.
Short Sales of Company Stock.

Selling the Company’s common stock short is prohibited for all Insiders. Selling short is the practice of selling more stock than you own.

C.
Buying or Selling Puts or Calls on Company Stock.

The purchase or sale of options of any kind, whether puts or calls, or other derivative securities relating to the Company’s common stock is prohibited for directors and executive officers. A put is a right to sell at a specified price a specific number of shares of stock by a certain date and is utilized in anticipation of a decline in the stock price. A call is a right to buy at a specified price a specified number of shares of stock by a certain date and is utilized in anticipation of a rise in the stock price.

D.
Pledges of Company Securities.

Entering into pledges of Company Securities as collateral, including borrowing against Company Securities in a margin account, is prohibited for all Insiders.

E.
Hedging Transactions.

Engaging in transactions that are designed to hedge or offset any decrease in the value of Company Securities is prohibited for directors and executive officers. Exchange fund transactions, and the purchase of related financial instruments, that in substance are sale transactions (not a hedge) are permitted.

VII.
POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

A.
SEC Enforcement Action.

Penalties for insider trading violations include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by trading, and criminal fines of up to $5 million. There also may be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s illegal insider trading.

B. Disciplinary Action by the Company.

Insiders who violate this Policy may also be subject to disciplinary action by the Company, which may include termination or other appropriate action.

VIII.
INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer, Andrew Klein.

Targa Resources

Insider Trading Policy

(April 11, 2024)

This document states a policy of Targa Resources Corp. and is not intended to be regarded as the rendering of legal advice.

Targa Resources

Insider Trading Policy

(April 11, 2024)

CERTIFICATION

TO TARGA RESOURCES CORP.:

I have received a copy of the Targa Resources Corp. Insider Trading Policy (the “Policy”). I have read and understand the Policy. I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of Targa Resources Corp. or any subsidiary (including Targa Resources LLC), my failure to comply in all respects with Targa Resources Corp.’s policies, including the Policy, may be a basis for termination of my employment.

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Signature

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Type or Print Name

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Date